EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement relating to the registration of additional securities covered by Registration Statement No. 333-134911 of our report dated March 13, 2007, relating to the consolidated financial statements and management’s assessment that GMX Resources Inc. and Subsidiaries maintained effective internal control over financial reporting of GMX Resources Inc. and Subsidiaries, appearing in the Company’s Annual Report (Form 10-K/A, Amendment No. 1) for the year ended December 31, 2006, as such report, financial statements and Form 10-K/A will be further amended as reflected in the Company’s Form 8-K filed on February 11, 2008 and to the reference to us under the caption “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Smith, Carney & Co., p.c.

Smith, Carney & Co., p.c.

Oklahoma City, OK

February 11, 2008